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                                                                    EXHIBIT 23.3

                        INDEPENDENT ACCOUNTANTS' CONSENT

To the Board of Directors of
GTI Telecom, Inc.:

We consent to the use of our report dated April 4, 1997, except as to note 15 which is as of May 16, 1997 and note 2 which is as of November 24, 1997, with respect to the balance sheet of GTI Telecom, Inc. as of December 31, 1996 (as restated), and the related statements of operations, stockholders' deficit and cash flows for the year ended December 31, 1996 (as restated), included in the Form 8-K dated November 24, 1997, incorporated by reference in Amendment No. 1 of Registration Statement 333-42365 of SmarTalk TeleServices, Inc. and to our firm under the heading "Experts".

Our report contains an explanatory paragraph which states that the Company's financial statements have been restated.

Our report also contains an explanatory paragraph that states that GTI Telecom, Inc. has suffered recurring losses from operations and has working capital and stockholder's deficits which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                          /s/  KPMG PEAT MARWICK LLP


Orlando, Florida
January 5, 1998